Exhibit 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                            Contact:

TIMET                                        J. Landis Martin
1999 Broadway                                Chairman and CEO
Suite 4300                                   (303) 296-5600
Denver, CO 80202


         TIMET REPORTS ITS CHIEF FINANCIAL OFFICER ACCEPTS NEW POSITION

Denver, February 17, 1998 - Titanium Metals Corporation (NASDAQ: TIMT) announced today that Joseph S. Compofelice, TIMET's Vice President and Chief Financial Officer since its initial public offering in 1996, has resigned to become the Chairman and Chief Executive Officer of CompX International, Inc.

J. Landis Martin, TIMET's Chairman and Chief Executive Officer stated "Joe has provided vision, solid leadership and enthusiasm during his tenure at TIMET and we will miss him. We wish him well in his new and exciting opportunity with CompX. Fortunately, he has agreed to stay on the Board of TIMET, which gives us the continuing benefit of his wise counsel. We have no current plans to replace Joe. Tom Montgomery, Vice President, Finance and Treasurer, will assume a number of Joe's responsibilities at TIMET."

Since 1994, Mr. Compofelice has been Vice President and Chief Financial Officer of Tremont Corporation (NYSE: TRE), Vice President and Chief Financial Officer of NL Industries, Inc. (NYSE: NL) and Executive Vice President of Valhi, Inc. (NYSE: VHI). He was elected to the Board of Directors of NL in 1995. Susan E.
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Alderton, currently Vice President, Treasurer of NL, has been named Chief
Financial Officer of NL.  Ms. Alderton also serves as a director of Tremont.

CompX International is a manufacturer of ergonomic computer support systems, precision ball bearing drawer slides and medium-security mechanical locks for office furniture and a variety of other applications. CompX, which is an affiliate of Valhi, Inc., recently filed its initial public offering of common stock with the Securities and Exchange Commission.

TIMET, headquartered in Denver, Colorado is a leading worldwide integrated producer of titanium metals products.

















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